EXHIBIT 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS ANNOUNCES MANAGEMENT CHANGES

TARRYTOWN, N.Y. – March 10, 2005 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the resignation of the Company’s President and Director, Ronald J. Prentki. Mr. Prentki is leaving to pursue other interests. Paul J. Maddon, M.D., Ph.D., the Company’s founder and Chief Executive Officer, will assume responsibility for those corporate departments that previously reported to the President, including Business Development, Corporate Communications, Finance, Investor Relations, Legal, as well as Manufacturing and Preclinical Development. At present, the Company has no intention to fill this position.

“I appreciate the contributions Ron has made to the Company over the last seven years,” said Dr. Maddon. “He has helped us make the transition from a biopharmaceutical development firm to a company with product candidates poised for commercialization. All of us at the Company wish him every success in the future.”

Progenics also announced the promotion of Robert A. McKinney to Chief Financial Officer; previously he was Vice President, Finance and Operations and Treasurer. In his expanded role, he will lead the Company’s efforts in finance and accounting (including Sarbanes-Oxley compliance), information technology, facilities and operations, and human resources.

“I am delighted with the promotion of Rob to the CFO position,” added Dr. Maddon. “He has demonstrated extraordinary commitment to Progenics over the last 13 years, and I look forward to working with him directly in his new position.”

Company Profile

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of March 10, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:

Progenics issued two press releases today. The other release is entitled: Progenics Announces Positive Top-Line Results From Pivotal Phase 3 Clinical Trial Of MNTX In Opioid-Induced Constipation

Additional information on Progenics is available at http://www.progenics.com

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